Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Medamicus, Inc.

Jim Hartman (763) 577-2212

EVC Group
Doug Sherk (415) 896-6820 Anne Bugge (206) 285-1401

October 22, 2003

Medamicus Reports Third Quarter Results and Shareholder Vote on BCI Acquisition

Shareholders Vote to Approve Acquisition of Biomec Cardiovascular Operating Assets

BCI Operations Generate Strong Revenue Growth

MINNEAPOLIS-Medamicus, Inc. (NasdaqNM: MEDM) today reported results for the third quarter ended September 30, 2003 as well as shareholder approval of the Company’s acquisition of the operating assets of Biomec Cardiovascular Inc.

As expected, revenue for the third quarter was $4,042,000, an 11 percent decline from revenue of $4,542,000 for the same quarter in 2002.  Net income for the period was $381,000, or $.08 per diluted share compared to $761,000, or $.15 per diluted share for the third quarter of 2002.  For the nine months ended September 30, 2003, Medamicus reported revenue of $13,048,000, compared to $13,222,000 for the same nine months of 2002.  The Company also reported net income of $1,488,000, or $.30 per diluted share, for the first nine months of 2003, compared to $1,986,000, or $.40 per diluted share, for the first nine months of 2002.

“The third quarter was challenging for our Company, but we are encouraged by our growth prospects as we look forward to 2004” said James D. Hartman, president and CEO.  “As previously announced, we voluntarily stopped manufacturing our FlowGuardTM valved introducer at the end of the second quarter to resolve a design issue.  We had originally expected this product would generate significant sales in the second half of 2003.  In addition, our orders for standard introducers were lower in the quarter as two of our customers resolved out-of-balance inventory levels.  In addition, in last year’s third quarter, we made a one-time $347,000 shipment of a specialty introducer to Medtronic.  Finally, as previously reported, our Left Ventricle Lead Delivery System (“LVLDS”) sales to Medtronic, which have been substantially lower since the beginning of the year, continued to decline during the quarter compared to last year.”

“We believe we have identified a new resin that will enable us to get our FlowGuard introducer back into the market by early 2004,” Hartman continued.  “We are completing the various tests necessary to qualify the resin and our initial results are positive.  There continues to be strong interest in this product from our customers and from our physician advisors and we are hopeful that we can begin to fill orders sometime in early January.”

Safety Needle Sales Increase

“Safety needle sales in the third quarter increased to $177,000 from $14,000 a year ago,” Hartman stated.  “We shipped a portion of the initial stocking order to Cook during the quarter in preparation of its launch of individually packaged safety needles and will ship the remainder early in the fourth quarter.  All safety needles are now being assembled on our automated equipment, and we expect yields to continue to improve as we ramp up production.”

“Our gross margin for the quarter of just over 40 percent was approximately seven percentage points less than the same quarter a year ago.  We made a conscious decision to retain all of our production staff while we resolved the FlowGuard resin issue and are using the time to conduct training and improve production efficiencies.  As a result, we had higher manufacturing overhead costs than would be typical for the lower level of production we generated.  In addition, we commenced depreciation of our automated safety needle assembly machine in the second quarter and incurred this depreciation charge during the full third quarter while our safety needle production levels were still substantially below the machine’s capacity.  Finally about seven percent of our sales were for engineering services which carry a margin rate substantially lower than our typical proprietary product sales,” Hartman said.  “We expect some improvement in our margins in the fourth quarter but would not expect to get back to our historical margins until the FlowGuard is fully launched and safety needle sales increase to higher levels than currently attained.”

“Research and development expenses increased by 20 percent to 11.4 percent of sales compared to 8.4 percent in the third quarter of last year,” Hartman continued.  “Validation costs on several new development projects occurred during the quarter.  Year to date, our research and development expenses are comparable to last year at 9.2 percent of sales in 2003 compared to 9.4 percent in 2002.

“For the three months ended September 30, 2003, selling, general and administrative expenses increased to $571,000 or 14.1 percent of sales compared to $555,000 or 12.2 percent of sales in the comparable 2002 period.  Selling expenses increased to 4.7 percent of sales compared to 2.5 percent of sales last year.  We have completed hiring the full complement of sales/product managers we deemed necessary to execute our business strategy of highly attentive customer service plus cultivation of key physician relationships and would expect sales and marketing expenses will approximate five percent of sales going forward. General and administrative expenses actually declined by 14 percent during the quarter to $378,000 or 9.4 percent of sales.”

Favorable Shareholder Vote on BCI Acquisition

“Yesterday we held our special shareholder meeting and received approval to complete the acquisition of the operating assets of Biomec Cardiovascular Inc.(“BCI”) for $18,000,000,” Hartman continued.  “Biomec shareholders also approved the transaction.  Tomorrow we expect to close the transaction by issuing 933,333 shares of Medamicus common stock and paying approximately $10,000,000 in cash, and assuming $1,000,000 of liabilities.  On Friday, October 17, 2003, we closed our borrowing arrangement  with M& I Bank for a $5,000,000 term loan and a $3,000,000 line of credit.”

Hartman added, “We will begin combining BCI’s results with Medamicus’ results effective the day following closing so our fourth quarter results will include sales and expenses of BCI commencing on October 24, 2003 through the end of the year.  For informational purposes, BCI’s sales for the third quarter ended September 30, 2003 were $2,777,000, compared to $1,019,000 for the third quarter of 2002, an increase of 173 percent.  Year to date through September 30, BCI has achieved sales of $7,285,000 compared to $3,087,000 for the first three quarters of 2002.  We expect this transaction to significantly expand our product line into complementary high growth markets, broaden our intellectual property portfolio, diversify our OEM customer base and add to our management team.  BCI’s business model is similar to that of Medamicus and we believe that our two teams can work together to create new product development opportunities that would make an important contribution to less invasive therapies and further enhance our long term growth prospects.”

Guidance Provided

Looking ahead, Mr. Hartman provided the following guidance regarding the fourth quarter and 2004.  “With our inclusion of BCI revenues beginning October 24, we expect our fourth quarter revenue to increase by approximately 40-50 percent when compared to our just completed third quarter.  And despite the costs associated with the integration of the BCI acquisition, our net income should increase by 30–40 percent when compared to those of the third quarter.  As we continue our budget process for 2004, our goal is to grow revenue by 70-80 percent over the full year 2003 level.  If we achieve this top-line goal and continue our efforts to improve gross margin percents at both organizations, we should be able to generate an equivalent or even higher growth rate of profitability.”

Medamicus announced earlier that it would hold a conference call today to discuss third quarter results and the acquisition at 1:30 P.M., CDT.  In order to participate in the call dial (877) 316-4801 or you can listen to a webcast by going to the Medamicus web site, www.medamicus.com, and clicking on third quarter conference call.

Medamicus, Inc., based in Plymouth, Minnesota, is a medical products company engaged in the design, development, manufacture and marketing of percutaneous delivery systems.  Its products include venous vessel introducers, safety needles and other disposable delivery products for use in the implantation of pacemakers, defibrillators, catheters and infusion ports sold through OEM relationships with other medical device companies.

Headquartered in Minneapolis, Minnesota, BIOMEC Cardiovascular Inc. is a developer and manufacturer of implantable stimulation leads, lead delivery systems, and lead accessories for cardiac rhythm management, neuromodulation, and hearing -restoration markets.

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by some statements made herein.  All forward-looking statements involve risks and uncertainties.  A number of factors that could cause results to differ materially are discussed in our Annual Report on Form 10-KSB for the year ended December 31, 2002, as well as in our quarterly reports on Form 10-Q and in our Proxy Statement/Prospectus filed with the Securities and Exchange Commission.  Among the factors that could cause results to differ materially are the following: the ability of Medamicus to successfully integrate the BCI operation; Medamicus’ dependence upon a limited number of key customers for its revenue; Medamicus’ dependence upon licensing agreements with third parties for the technology underlying some of its products, especially the safety needle; the ability of Medamicus to negotiate and enter into safety needle supply agreements with major medical device companies and the ability of Medamicus and these customers to achieve market acceptance of the safety needle; Medamicus’ ability to effectively manufacture its safety needle using its automated safety needle assembly equipment in anticipated required quantities; Medamicus’ ability to complete the qualification of the new resin and successfully manufacture and re-introduce its FlowGuard valved peelable introducer; Medamicus’ ability to develop or acquire new products to increase its revenues; Medamicus’ ability to attract and retain key personnel; introduction of competitive products; patent and government regulatory matters; economic conditions; and Medamicus’ ability to raise capital.  All forward-looking statements of Medamicus, whether written or oral, and whether made by or on behalf of Medamicus, are expressly qualified by these cautionary statements.  In addition, Medamicus disclaims any obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Condensed Balance Sheets

	Unaudited	Audited (1)
	09/30/03	12/31/02
Assets
Cash and cash equivalents	$6,574,850	$7,304,362
Inventory, receivables and prepaids	4,234,836	4,395,861
Property, plant and equipment, net	5,290,920	4,947,354
Other assets	2,446,841	1,923,428
Total Assets	$18,547,447	$18,571,005

Liabilities & Shareholders’ Equity
Current liabilities	$1,317,853	$2,842,575
Long-term liabilities	249,245	300,518
Shareholders’ equity	16,980,349	15,427,912
Total Liabilities & Shareholders’ Equity	$18,547,447	$18,571,005

(1)  Derived from Audited Balance Sheet at 12/31/02.

Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	Sep 30, 2003	Sep 30, 2002	Sep 30, 2003	Sep 30, 2002
Sales	$4,041,977	$4,541,518	$13,047,641	$13,222,243
Cost of sales	2,410,197	2,387,792	7,525,467	7,081,543
Gross profit	1,631,780	2,153,726	5,522,174	6,140,700

Operating expenses:
Research and development	459,965	383,312	1,201,212	1,237,824
Selling, general and administrative	570,535	555,142	1,981,152	1,736,350
Total operating expenses	1,030,500	938,454	3,182,364	2,974,174

Operating income	601,280	1,215,272	2,339,810	3,166,526

Other income (expense):
Interest expense	(3,877)	(5,455)	(12,747)	(17,940)
Interest income	9,425	19,300	36,404	58,753
Other	(1,913)	(1,328)	(2,315)	(3,296)
Total other income (expense)	3,635	12,517	21,342	37,517

Income before income taxes	604,915	1,227,789	2,361,152	3,204,043
Income tax expense	(223,650)	(466,560)	(873,458)	(1,218,298)
Net Income	$381,265	$761,229	$1,487,694	$1,985,745

Earnings per share
Basic	$0.08	$0.16	$0.31	$0.42
Diluted	$0.08	$0.15	$0.30	$0.40

Weighted average shares
Basic	4,740,617	4,719,343	4,734,217	4,706,691
Diluted	5,007,723	4,947,539	4,971,259	4,973,385